Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of MISCOR Group, Ltd. and Subsidiaries on Form S-1 of our report dated March 4, 2005, except for Note A concerning the Company’s accounting policy for FIN 46(R) and Note P, as to which the date is October 26, 2005, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the use in this Registration Statement on Form S-1 of our report dated March 4, 2005 relating to the financial statement schedule of MISCOR Group, Ltd. and Subsidiaries, which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Asher & Company, Ltd.
Philadelphia, PA
November 1, 2005